Exhibit 99.1

News Release

BPZ Energy Announces Signing of Contracts for New CX-15 Platform at Corvina Field

HOUSTON, Sept. 6, 2011 (GLOBE NEWSWIRE) — BPZ Energy (NYSE:BPZ), an independent oil and gas exploration and production company, today announced finalization of contracts to fabricate, mobilize and install a second platform at the Corvina field in offshore Block Z-1. The estimated total project cost of the new CX-15 platform, including all production and compression equipment, will be $60 million. The Company expects to incur $37 million of the associated expenditures during 2011, with the remaining $23 million of platform project costs applied towards the 2012 capital expenditure budget.  Installation of the new platform is expected to occur by the end of July, 2012 with first production from the new platform expected during the fourth quarter of 2012.

The CX-15 platform will be a buoyant tower equipped with nameplate production capacity of 12,200 barrels of oil per day, gas compression capacity of 12.8 million standard cubic feet per day and produced water handling and injection capacity of 3,500 barrels per day.  A total of 24 drill slots will be available, some of which will be used for gas and water reinjection wells.  The CX-15 platform will be located about one mile from the existing CX-11 Corvina platform, with both platforms interconnected via a series of subsea pipelines.

Front end engineering and design work for the buoyant tower has been completed in the United States by GMC Limited and Horton Wison Deepwater.  Engineering and design work for production equipment is being done in the United States by Audubon Engineering.  Fabrication will be completed by Wison Offshore and Marine at their fabrication yard in Nantong, China.  The Company has been advised on project management and design by GMC Limited. Procurement of certain equipment and steel is underway.

The tower is composed of four cylindrical cells and is connected to the seabed by a single suction pile which is integral to the hull structure. The tower and decks with the production equipment will be transported from the fabrication yard to Corvina on a semi-submersible heavy lift ship. After upending, fixed and variable ballast will be pumped into the hull to provide stability for the platform.

Manolo Zuniga, president and CEO of BPZ Energy commented, “We are very excited about this new platform which will be custom designed and fabricated to help us begin producing the estimated 22 million barrels of proved undeveloped oil reserves from our Corvina field in Block Z-1.  The buoyant tower design was chosen because it is relatively simple to fabricate and economical compared to other platform solutions. This design is a variation of a concept in use in the Gulf of Mexico deepwater, which we will bring into shallow water and Peru for the first time.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc., is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. Please visit the Company’s website at www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign, successful completion of a new drilling platform for the Corvina Field and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.

CONTACT:	A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com